Exhibit 99.1

My Size Announces $3 Million Concurrent Registered Direct Offering and Private Placement Priced At-the-Market Under Nasdaq Rules

AIRPORT CITY, Israel – January 10, 2023 – MySize, Inc. (NASDAQ: MYSZ) (TASE: MYSZ.TA) (“MySize” or the “Company”), an omnichannel e-commerce platform and provider of AI-driven measurement solutions to drive revenue growth and reduce costs for its business clients, today announced that it has entered into definitive agreements for the issuance and sale of 441,899 of its shares of common stock (or common stock equivalents) at a purchase price of $3.055 per share in a registered direct offering. In a concurrent private placement, My Size has also agreed to issue and sell 540,098 of its shares of common stock (or common stock equivalents), at the same purchase price as in the registered direct offering. In addition, the Company has agreed to issue in the offerings unregistered Series A warrants to purchase up to an aggregate of 981,997 shares of common stock and Series B warrants to purchase up to an aggregate of 981,997 shares of common stock. The registered direct offering and the private placement were priced at-the-market under Nasdaq rules. The aggregate gross proceeds to the Company of both offerings is expected to be approximately $3.0 million. The offerings are expected to close on or about January 12, 2023, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offerings.

Each series of warrants will have an exercise price $2.805 per share and become exercisable immediately upon issuance. The Series A warrants have a term of five and one-half years from the date of issuance and the Series B warrants have a term of 28 months from the date of issuance.

My Size currently intends to use the net proceeds from the offerings for general corporate purposes, including working capital.

The shares of common stock (or common stock equivalents) offered in the registered direct offering (but excluding the securities offered in the private placement and the shares of common stock underlying the warrants) are being offered and sold by My Size pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-251679), including a base prospectus, previously filed with the Securities and Exchange Commission (SEC) on December 23, 2020 and declared effective by the SEC on December 30, 2020. The offering of the shares of common stock (or common stock equivalents) to be issued in the registered direct offering are being made only by means of a prospectus supplement that forms a part of the registration statement. A final prospectus supplement and an accompanying base prospectus relating to the registered direct offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement and accompanying base prospectus may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

The securities issued in the private placement and unregistered warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the unregistered shares, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About My Size, Inc.

MySize, Inc. (NASDAQ: MYSZ) (TASE: MYSZ.TA) is an omnichannel e-commerce platform and provider of AI-driven measurement solutions including MySizeID and recently acquired Naiz Fit to drive revenue growth and reduce costs for its business clients. Orgad, its online retailer platform, has expertise in e-commerce, supply chain, and technology operating as a third-party seller on Amazon.com and other sites. MySize recently launched FirstLook Smart Mirror, a mirror-like touch display that provides in-store customers an enhanced shopping experience and contactless checkout. FirstLook Smart Mirror extends MySize’s reach into physical stores and is expected to contribute to revenues through unit sales and recurring service fees.

MySize has developed a unique measurement technology based on sophisticated algorithms and cutting-edge technology with broad applications, including the apparel, e-commerce, DIY, shipping, and parcel delivery industries. This proprietary measurement technology is driven by several algorithms that are able to calculate and record measurements in a variety of novel ways. To learn more about MySize, please visit our website: www.mysizeid.com.

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Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to market and other conditions, the completion of the offerings, the satisfaction of customary closing conditions related to the offerings and the intended use of net proceeds from the offerings. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Investor Contact:

Or Kles, CFO

or@mysizeid.com